                                                                   Exhibit 10.28

                            AMENDMENT NO. 2 TO THE
               RETIREMENT SAVINGS PLAN FOR CERTAIN EMPLOYEES OF
                           VENCOR AND ITS AFFILIATES

     This is Amendment No. 2 to the Retirement Savings Plan for Certain Employees of Vencor and Its Affiliates (the "Plan") as amended and restated as of January 1, 1997.

                                    Recital

     WHEREAS, Vencor, Inc. (the "Company") maintains the Plan and has reserved the right in Section 9.1 of the Plan to amend the Plan from time to time in its discretion and the Company now wishes to amend the Plan to add a provision whereby a participant will be deemed to have revoked his salary redirection election in the event the Company inadvertently ceases to withhold salary redirection amounts from a participant's pay and the participant does not notify the Company within 30 days of the first payroll date on which the salary redirection amount was not withheld from pay that the error occurred, and to amend the Plan to allow the Committee to make amendments regarding eligibility, vesting and service crediting provisions with respect to participating employers.

                                   Amendment

     1. Section 3.1 of the Plan is hereby amended effective as of the date of adoption of this Amendment by the addition of a new subparagraph (d) to read in its entirety as follows:

          (d) In the event the Employer fails to withhold Participant Salary Redirection Contributions pursuant to a Salary Redirection election in effect for a Participant for a payroll period, the Participant shall be considered to have revoked his Salary Redirection election on the 30th day after the pay date on which the Salary Redirection election was first not honored. Such revocation shall not be considered to be retroactive. The Company shall take such steps as it deems advisable to correct the failure to withhold and make Salary Redirection contributions for a Participant for the period prior to the effective date of the revocation.

     2. Section 9.1 of the Plan is hereby amended so that as amended it shall read in its entirety as follows:

          Section 9.1   Amendment of the Plan

          The Sponsoring Employer shall have the right at any time by action of the Board (or, in the case of amendments to the eligibility, vesting and service-counting provisions of the Plan with respect to Participating Employers, the Board or the Committee) to modify, alter or amend the

          Plan in whole or in part; provided, however, that the duties, powers and liability of the Trustee hereunder shall not be increased without its written consent; and provided, further, that the amount of benefits which, at the time of any such modification, alteration or amendment, shall have accrued for any Participant, Former Participant or Beneficiary hereunder shall not be adversely affected thereby; and provided, further, that no such amendments shall have the effect of reverting to the Employer any part of the principal or income of the Trust Fund. No amendment to the Plan shall decrease the balance of a Participant's Individual Account or eliminate an optional form of distribution.

     IN WITNESS WHEREOF, this Amendment No. 2 is hereby adopted this 9th day of December, 1998.


                                    By: /s/ Cecelia A. Hagan
                                        --------------------------------------

                                    Title: Vice President of Human Resources
                                           -----------------------------------